Exhibit 10.13
SOLVENTUM ANNUAL INCENTIVE PLAN
The purposes of the Solventum Annual Incentive Plan are to help Solventum Corporation and, where applicable, other members of the Solventum Group (as defined below) attract and retain outstanding employees; to stimulate and reward business performance; to align a portion of eligible employees’ pay with business performance, the achievement of plans, and progress toward meeting strategic priorities; and to provide an incentive to employees.
ARTICLE I.
DEFINITIONS
As used in the Plan, the following words and phrases will have the meanings specified below, unless the context clearly indicates otherwise:
1.1    “Business Performance Factor” means a percentage (determined in accordance with the formula(s) established by the Plan Administrator pursuant to Section 3.3) used to adjust payouts under the Plan up or down based on the performance of the Company or a Business Unit.
1.2    “Business Unit” means the Company together with its Subsidiaries or a Subsidiary, business group, division, or other identifiable segment of the Company and its Subsidiaries specified by the Plan Administrator.
1.3    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
1.4    “Committee” means the Talent Committee of the Company’s Board of Directors or any other committee of the Board of Directors of the Company that may succeed to its functions and capacities.
1.5    “Company” means Solventum Corporation.
1.6    “Individual Performance Multiplier” means a percentage (determined by the Plan Administrator in accordance with Section 3.4) used to adjust a Participant’s payout under the Plan up or down based on such Participant’s performance.
1.7    “LTIP” means the Solventum 2024 Long-Term Incentive Plan, as amended from time to time, or any successor thereto.
1.8    “Participant” means an employee of a member of the Solventum Group whose participation in the Plan has been approved by the Plan Administrator in accordance with Article II.
1.9    “Plan” means this Solventum Annual Incentive Plan, as amended from time to time.
1.10    “Plan Administrator” means:
(a)    with respect to Section 16 Officers, the Committee; and
(b)    with respect to all other Solventum Group employees, the Company’s Senior Vice President, Total Rewards, or his or her successor.

1.11    “Plan Year” means the period over which the attainment of one or more performance goals will be measured for purposes of determining a Participant’s right to, and the payment of, incentive compensation awarded under this Plan; provided, however, that in no event will any such period extend beyond the end of the calendar year in which it begins unless the Plan Administrator considers the application of Code section 409A prior to approval of such Plan Year. Unless otherwise specified by the Plan Administrator, the Plan Year will be the 12-month period ending on December 31.
1.12    “Retires” or “Retirement” means the termination of a Participant’s employment with the Solventum Group after attaining age 55 with at least 10 years of employment service.
1.13    “Section 16 Officer” means a Solventum Group employee who is subject to Section 16 of the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.
1.14    “Solventum Group” means the Company and those of its Subsidiaries that pay their employees short-term incentive compensation determined in accordance with this Plan.
1.15    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain or any other entity in which the Company or any of its Subsidiaries has a significant equity interest, as determined by the Plan Administrator.
ARTICLE II.
ELIGIBILITY
The Plan Administrator will determine which employees are eligible to participate in and earn incentive compensation under this Plan.
ARTICLE III.
CALCULATION OF INCENTIVE COMPENSATION AMOUNTS
3.1    Basic Calculation. Subject to Section 3.5, Section 3.6, and Section 4.1, the short-term incentive compensation earned by each Participant during a Plan Year will equal the product of (i) such Participant’s target incentive amount, as determined in accordance with Section 3.2, (ii) the Business Performance Factor established for such Participant, and (iii) such Participant’s Individual Performance Multiplier.
3.2    Target Incentive Amount. Each Participant’s target incentive amount for a Plan Year will be determined by the Plan Administrator, in his, her, or its discretion, and may be adjusted from time to time; provided, however, that a Participant will be deemed to have a target incentive amount of $0 for any portion of the Plan Year during which the Participant is not eligible to participate in the Plan. If a Participant is assigned more than one target incentive amount during a Plan Year, the target incentive amount used to calculate the Participant’s short-term incentive compensation for such Plan Year will equal the sum of the results obtained by multiplying each target incentive amount by the portion of the Plan Year such target incentive amount was in effect, as determined by the Plan Administrator in his, her, or its discretion.

3.3    Business Performance Factor.
(a)    Metrics, Goals and Weightings. For each Plan Year, the Plan Administrator will establish, in writing, the formula(s) (including the performance metrics, goals, weightings, payout slopes, and all such other matters it considers appropriate) to be used for purposes of converting the performance of one or more Business Units specified by the Plan Administrator into a percentage that can be used as an input to calculate the short-term incentive compensation earned by each Participant pursuant to Section 3.1. Each performance goal established by the Plan Administrator may be measured in absolute terms, as compared to any incremental increase or decrease, as compared to a plan, or as compared to the results of a peer group. The Plan Administrator, in his, her, or its discretion, may specify different performance metrics, weightings, goals, payout slopes, and other features for each Business Unit and may assign each Participant to one or more Business Units for one or more performance metrics for all or a portion of each Plan Year; provided, however, that the sum of all percentage weightings for the metrics and goals used to calculate each Participant’s Business Performance Factor must equal 100%. A Participant who experiences one or more changes in assigned Business Units during a Plan Year will be eligible to receive short-term incentive compensation for such Plan Year based on the portion of the Plan Year such Participant was assigned to each Business Unit, as determined by the Plan Administrator in his, her, or its discretion.
(b)    Determination of Business Performance. The performance of the Company and each Business Unit against the performance goals established for such Plan Year will be determined by the Company in good faith, subject to such adjustments as the Committee may approve in its discretion to recognize circumstances that it believes warrant special consideration. Subject to any such adjustments approved by the Committee, the Company’s determination of its performance and the performance of each Business Unit for purposes of this Plan will be final, conclusive, and binding on all persons interested in the Plan.
3.4    Individual Performance Multiplier. Each Participant’s individual performance multiplier for each Plan Year will be determined by the Plan Administrator in his, her, or its discretion based on the performance of such Participant after considering any circumstances that the Plan Administrator believes warrant special consideration, including, without limitation, any act of intentional misconduct by the Participant in violation of the core business conduct principles and expectations set forth in the Company’s Code of Conduct or any other act of “Misconduct” (as defined in the LTIP). The Plan Administrator’s determination of the performance of each Participant for purposes of this Plan will be final, conclusive, and binding on all persons interested in the Plan. For the avoidance of doubt, a Participant’s individual performance multiplier may equal zero.
3.5    Performance Modifiers. The Plan Administrator, in his, her, or its discretion, may establish, in writing, one or more performance modifiers that increase, decrease, or leave unchanged the amount of short-term incentive compensation earned by one or more Participants during a Plan Year, as otherwise determined in accordance with Section 3.1.
3.6    Effect of Changes in Employment Status.
(a)    Partial Year of Participation. An individual who participates in the Plan for only part of a Plan Year (whether due to being newly hired or promoted, transferred to a new position, a job reclassification, a leave of absence, or any other reason) may receive prorated short-term incentive compensation for such Plan Year, as determined by the Plan Administrator in his, her, or its discretion.

(b)    Termination Due to Death. Except as otherwise provided by the Plan Administrator in his, her, or its discretion, if a Participant dies during a Plan Year or after the end of a Plan Year but prior to receiving payment for such Plan Year, such Participant’s estate will receive prorated short-term incentive compensation for the portion of the Plan Year worked.
(c)    Termination Due to Retirement. Except as otherwise provided by the Plan Administrator in his, her, or its discretion, if a Participant Retires during a Plan Year or after the end of a Plan Year but prior to receiving payment for such Plan Year, such Participant will receive prorated short-term incentive compensation for the portion of the Plan Year worked.
(d)    Other Terminations. If a Participant’s employment with the Solventum Group terminates for any reason other than death or Retirement, participation in this Plan will end and any short-term incentive compensation that otherwise would have been payable to such Participant for the Plan Year in which such termination occurs will be cancelled (unless the Plan Administrator determines, in his, her, or its discretion, that the Plan should pay all or a portion of such short-term incentive compensation despite such termination).
ARTICLE IV.
PAYMENT OF INCENTIVE COMPENSATION
4.1    Time and Form of Payment. Payments of short-term incentive compensation earned under this Plan will be made in the form of cash or, if approved by the Committee in its discretion, one or more awards issued under the LTIP, or any combination thereof, in each case, subject to such restrictions as will be determined by the Committee in its discretion. Unless deferred in accordance with the terms of another Solventum Group benefit plan, all short-term incentive payments for a Plan Year will be made no later than March 15 of the first calendar year following the end of such Plan Year.
4.2    Maximum Payment. The maximum aggregate amount payable to a Participant under this Plan with respect to any Plan Year will not exceed two hundred percent (200%) of such Participant’s target incentive amount for such Plan Year, as determined in accordance with Section 3.2. For purposes of applying the limitations of this Section 4.2, payments of short-term incentive compensation under this Plan that are made in the form of awards issued under the LTIP will be valued as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto.
ARTICLE V.
PLAN ADMINISTRATION
This Plan will be administered by the Plan Administrator; provided, however, that actions of the Plan Administrator with respect to individuals who are not Section 16 Officers will be subject to the supervision and direction of the Committee. The Plan Administrator will have full power and authority to (i) interpret the Plan, (ii) make all determination under the Plan, (iii) establish, amend, and rescind any rules, forms, or procedures as he, she, or it deems necessary for the proper administration of the Plan, (iv) correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan, and (v) take any other action he, she, or it deems necessary or advisable in connection with the administration of the Plan. Any decision made, action taken, or interpretation made by the Plan Administrator that is not inconsistent with the provisions of this Plan will be final, conclusive, and binding on all persons interested in the Plan.

ARTICLE VI.
MISCELLANEOUS
6.1    Term and Termination of the Plan. This Plan became effective as of April 1, 2024. The Plan will remain in effect until it is terminated by the Committee.
6.2    Amendments. The Committee may at any time amend, modify, or terminate this Plan, in whole or in part, at any time and from time to time.
6.3    Participants Outside of the United States. With respect to Participants who live in or are subject to taxation in one or more countries other than the United States, the Plan Administrator may establish subplans, establish different payout formulas, policies, practices, or procedures, or otherwise modify the provisions or operation of the Plan to address differences in laws, rules, regulations, customs, or requirements. If any aspect of this Plan is determined to conflict with applicable local law, the Plan will be deemed amended in that jurisdiction to the extent necessary to make the Plan comply with such law.
6.4    Rights of Participants. Nothing in this Plan or the fact that a person has received or become eligible to receive short-term incentive compensation hereunder will be deemed to give such person any right to be retained in the employ of Solventum Group or to interfere with the right of Solventum Group to discipline or terminate the employment of such person at any time for any reason whatsoever. No person will have any claim or right to receive short-term incentive compensation under this Plan, except as provided in accordance with the provisions of this Plan and as approved by the Plan Administrator. Unless otherwise specifically determined by the Company, the short-term incentive compensation earned under this Plan will not be deemed a part of any Participant’s compensation for purposes of determining such Participant’s payments or benefits under any Solventum benefit plan, severance program or severance pay law of any country. This Plan will be unfunded. No member of the Solventum Group will have any obligation to set aside funds or segregate assets to ensure the payment of any short-term incentive compensation earned hereunder. This Plan will not establish any fiduciary relationship between any member of the Solventum Group and any Participant or other person.
6.5    Clawback Provisions. The gross amount of all payments actually or constructively received by a Participant under the Plan will be subject to recoupment by any member of the Solventum Group to the extent required to comply with applicable laws, the rules of any securities exchange or automated quotation system on which the shares of the Company’s common stock (or any other security of a Solventum Group member) are then listed, quoted, or traded, or any policy of a Solventum Group member providing for the reimbursement of incentive compensation.
6.6    Withholding. Each member of the Solventum Group will have the authority and the right to deduct or withhold, or require a Participant to remit to such Solventum Group member, an amount sufficient to satisfy all applicable taxes, contributions, and other amounts required by law to be withheld, deducted, or collected in connection with any taxable event arising out of or relating to an individual’s participation in the Plan.
6.7    Section 409A. Payments under this Plan are intended to comply with the requirements of the short-term deferral exception of Code section 409A and Treasury Regulations section 1.409A-1(b)(4) (“Section 409A”). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Plan would otherwise contravene the requirements or limitations of Section 409A applicable to such short-term deferral exception, then those provisions will be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A that apply to such exception.
6.8    No Assignment. No right or interest of a Participant under this Plan may be sold, assigned, transferred, pledged, or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution. No right or interest of a Participant under this Plan will be subject to the claims of any creditor or to any liens.
6.9    Successors. All obligations of the Solventum Group under this Plan with respect to the payment of short-term incentive compensation will be binding upon any successor to the Solventum Group, regardless of the reason or circumstances for such succession (whether by reason of merger, consolidation, or the purchase of all or substantially all of the business and assets of the Solventum Group).
6.10    Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
6.11    Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
6.12    Governing Law. The provisions of this Plan and all rights granted hereunder will be governed by, and interpreted and construed in accordance with, the laws of the State of Minnesota, disregarding the choice-of-law principles thereof and of any other jurisdiction requiring the application of a jurisdiction’s laws other than the State of Minnesota.